Exhibit 99.1
FOR IMMEDIATE RELEASE
ASPEN INSURANCE HOLDINGS REPORTS RESULTS FOR
FOURTH QUARTER AND TWELVE MONTHS OF 2008
▪	Diluted Book value per share of $28.10, up 3.8% over 2007 and 7.2% over the third quarter of 2008.

▪	Full year net income of $103.8 million and fourth quarter net income of $21.8 million, down 78.8% on 2007 and 83.9% over the same quarter last year.

▪	Total investment return of $117.1 million or a simple 2% yield, including losses from funds of hedge funds, impairment charges and changes in unrealized gains in fixed income portfolio.

▪	Full year net investment income of $139.2 million and fourth quarter net investment income of $10.3 million, down 53.4% on 2007 and 87.2% over the same quarter last year.

▪	Operating earnings per share of $1.44 for 2008, down 71.1% on 2007 and $0.17 for the quarter, down 88.4% on the fourth quarter of 2007.

▪	Operating return on equity of 5.4% for the twelve months, down from 21.1% for 2007, and annualized 2.4% for the quarter, down from 23.2% for the fourth quarter of 2007.

▪	Combined ratio for the twelve months of 95.6% and 93.4% for the quarter up from 83.0% and 79.4% for the respective periods in 2007.

▪	Expense ratio for the twelve months of 29.8% and 28.5% for the quarter, down from 29.9% on 2007 and 31.8% over the same quarter last year.
HAMILTON, BERMUDA, February 4, 2009 — Aspen Insurance Holdings Limited (NYSE: AHL) today reported a net profit after tax for 2008 of $103.8 million or an operating profit of $1.44 per diluted ordinary share and net profit after tax for the fourth quarter of 2008 of $21.8 million or an operating profit of $0.17 per diluted ordinary share. This compares to a net profit after tax of $489.0 million for 2007, or operating earnings of $4.99 per diluted share and net profit after tax of $135.2 million, or operating earnings of $1.47 per diluted share for the fourth quarter last year.
Book value per share on a diluted basis of $28.10 has increased by $1.02 when compared to December 31, 2007 and by $1.89 since the end of September 2008, mainly as a result of net income after tax and increased unrealized gains in the investment portfolio.
Operating income after tax was $151.5 million for the full year and $20.5 million for the fourth quarter of 2008 compared with $478.6 million for 2007 and $138.0 million for the fourth quarter last year. Operating income, excluding losses from our funds of hedge funds, net of taxes, was $66.5 million for the quarter and $237.9 million for the year. Annualized operating return on equity for the quarter was 2.4% and 5.4% for the year. Annualized operating return on equity excluding losses from our investments in funds of hedge funds, net of taxes, was 10.6% for the quarter and 9.2% for the year.
The funds of hedge funds performance within the Company’s net investment income accounted for $0.55 of the reduction in diluted earnings per share for the fourth quarter of 2008 and a reduction of $1.01 for the twelve months. Losses from Hurricanes Ike and Gustav accounted for $2.00 in earnings per share for the year.
The effective tax rate in the fourth quarter of 2008 was 47.4% compared to 14.3% in the fourth quarter of 2007. The increase was mainly driven by the distribution of insurance and investment-related losses within the group in the fourth quarter of 2008. As a result, the effective tax rate for the year was 26.0% compared to 14.8% in 2007.

Fourth Quarter 2008 Financial Highlights
($ in millions, except per share amounts and percentages)
(Unaudited)

	Q4 2008	Q4 2007	Change
Gross written premium	$435.4	$305.0	42.8%
Net earned premium	$478.6	$423.7	13.0%
Net investment income	$10.3	$80.3	(87.2)%
Net income after tax	$21.8	$135.2	(83.9)%
Diluted operating earnings per share	$0.17	$1.47	(88.4)%
Net income annualized return on equity	2.8%	22.8%
Annualized operating return on equity	2.4%	23.2%
Combined ratio	93.4%	79.4%
Diluted book value per share	$28.10	$27.08	3.8%
Twelve Months 2008 Financial Highlights
($ in millions, except per share amounts and percentages)
(Unaudited)

	2008	2007	Change
Gross written premium	$2,001.7	$1,818.5	10.1%
Net earned premium	$1,701.7	$1,733.6	(1.8)%
Net investment income	$139.2	$299.0	(53.4)%
Net income after tax	$103.8	$489.0	(78.8)%
Combined ratio	95.6%	83.0%
Net income return on equity	3.3%	21.6%
Operating return on equity	5.4%	21.1%
Diluted operating earnings per share	$1.44	$4.99	(71.1)%
Chris O’Kane, Chief Executive Officer said, “We enter 2009 with a strong capital position and expanded product range despite difficult underwriting and investment conditions in 2008. Global economic stress will continue to provide challenges, but current signs are that rates are firming across many sectors and business flows remain strong as customers respond to Aspen’s combination of specialist expertise and balance sheet strength.”

Business Segment Highlights
A summary of the operating highlights for each of Aspen’s four business segments is presented below.
Property Reinsurance
The property reinsurance segment recorded a combined ratio of 85.2% for the fourth quarter compared with 74.8% for the same period in 2007. The quarter was impacted by a $7.8 million increase in losses reported for Hurricanes Ike and Gustav. For the twelve-month period, as of December 31, 2008, taking into account losses from Hurricanes Ike and Gustav, this segment performed well and had a combined ratio of 91.1% compared to 72.6% in the comparative period in 2007. The current year has been impacted by losses of $128.3 million, net of reinstatement premiums, from Hurricanes Ike and Gustav. Gross written premium of $81.5 million for the fourth quarter of 2008 and $589.0 million for the twelve months are broadly in line with those for the equivalent periods in 2007.
Casualty Reinsurance
The combined ratio for the casualty reinsurance segment improved to 92.0% for the quarter from 96.1% in the fourth quarter of 2007. For the twelve-month period ending December 31, 2008, the combined ratio has improved to 92.0% compared to 94.6% in 2007. The improvement in the combined ratio for the year and the fourth quarter is due largely to favorable development on prior accident years. Gross written premium for the fourth quarter of 2008 was $97.7 million, an increase of $46.4 million over the same period in 2007 due mainly to favorable prior year premium adjustments and increased contribution from our U.S. and Bermudian operations. For the twelve-month period, gross written premium decreased by 3.5% to $416.3 million when compared to 2007.
International Insurance
The international insurance segment reported a combined ratio for the fourth quarter of 104.9% compared with 70.5% for the same period in 2007. The fourth quarter of 2008 has been impacted by reserve deterioration associated mainly with a 2007 loss in our specialty insurance lines and an $8.4 million increase in estimated hurricane losses. For the twelve months ended December 31, 2008, the combined ratio for the segment has increased to 99.8% compared to 80.7% for the same period in 2007 mainly as a result of losses associated with Hurricane Ike in our energy and specialty liability lines. The combined ratio has also been impacted by net reserve deterioration of $3.9 million for the full year 2008, compared with net reserve releases of $80.8 million for the same period in 2007. Gross written premium in the quarter increased by 52.7% to $228.8 million. For the twelve-month period, gross written premium increased to $867.8 million from $663.0 million in 2007.
U.S. Insurance
The combined ratio in the fourth quarter for the U.S. insurance segment has improved significantly to 59.0% compared with 77.0% in the fourth quarter of 2007 due mainly to favorable loss experience in the current quarter. The combined ratio for the twelve months was 105.8% with Hurricanes Ike and Gustav accounting for 14.9 percentage points of the increase in the combined ratio. This compares with 98.3% for the same period in 2007. Gross written premium increased by 12.8% when compared to the fourth quarter of 2007 and 5.0% for the twelve-month period.

Investment Performance
Net investment income for the quarter was $10.3 million compared with $80.3 million in the fourth quarter of 2007 due primarily to the performance of the funds of hedge funds. Funds of hedge funds have been materially impacted by the turmoil in the financial markets, with performance, measured by funds net asset value, down by 9.5% or $49.0 million in the quarter and by 17.3% or $97.3 million for the twelve months. In the prior year, funds of hedge funds returned 2.4% in the fourth quarter of 2007 and 11.1% for the twelve months of 2007. We have reduced our exposure to funds of hedge funds by redeeming approximately 40% of these investments on December 31, 2008 with the remaining funds of hedge funds accounting for 5.0% of our investment assets and less than 10.3% of total shareholders’ equity. Other-than-temporary impairment charges were $3.8 million for the fourth quarter of 2008 and $59.6 million for the year.
The book yield on the fixed income portfolio was 4.64% at the end of the fourth quarter of 2008 down from 5.05% at the end of 2007. Unrealized gains on the fixed income portfolio at the end of December 2008 were $67.4 million, an increase of $138.3 million from the end of the third quarter of 2008. This was also an increase of $25.7 million when compared with unrealized gains of $41.7 million at the end of 2007. The increase in unrealized gains during the year is due mainly to price increases in government, agency and agency mortgage-backed securities, in addition to declines in yields on corporate bonds.
The portfolio consists of high quality, diversified assets, with 32.2% of fixed maturities invested in U.S. Government and other foreign government bonds and 24.6% invested in agency rated mortgage-backed securities. The average credit quality of the portfolio remains AAA with an average duration of 3.12 years.
Outlook for 2009
Many of the Company’s lines of business began re-pricing in January 2009 and the Company expects this to accelerate, at least in its property, marine and energy lines throughout the year. The Company believes its investment portfolio is well positioned to benefit from any recovery in investment markets. Nevertheless recession-related risks are real and the Company will be trading with the right level of caution in what could be another turbulent year for the global economy.The Company anticipates, for 2009, total gross written premium of $2 billion +/- 5%, premium ceded of 10% to 12% of gross earned premium, a combined ratio in the range of 90% to 96%, a tax rate of 13% to 16% and a cat-load of $170 million assuming normal loss experience.
Earnings conference call
Aspen will hold a conference call to discuss its financial results on Thursday, February 5, 2009 at 8:30 a.m. (Eastern Time).
CONFERENCE CALL PARTICIPATION DETAILS — February 5, 2009 at 8:30 a.m. (EST)

Participant Dial-In Numbers:	+1 (888) 459-5609 (US Toll Free)
+1 (404) 665-9920 (International)
Conference ID:	78437042
Please call to register at least 10 minutes before the conference call begins.
The conference call will be webcast live in the ‘presentations’ section of the Investor Relations page of Aspen’s website, which is located at www.aspen.bm. The earnings press release and a detailed financial supplement will be posted to the website, as well as a brief slide presentation which may be used for reference during the earnings call.
REPLAY DETAILS
A replay of the call will be available for 14 days via telephone and Internet starting two hours following the end of the live call.

Replay Access:	+1 (800) 642-1687 (US Toll Free)
+1 (706) 645-9291 (International)
www.aspen.bm

Investor Contact:
Aspen Insurance Holdings Limited
Noah Fields, Head of Investor Relations	T: +1 441-297-9382

European Press Contact:
Citigate Dewe Rogerson
Justin Griffiths/Sarah Gestetner	T: +44 (0) 20 7282 2920

North American Press Contact:
Abernathy MacGregor
Carina Davidson/Allyson Morris	T: +1 212-371-5999

Aspen Insurance Holdings Limited
Summary Consolidated Balance Sheet
($ in millions, except per share data)
(Unaudited)

	As at December 31,	As at December 31,
(in US$ millions)	2008	2007
ASSETS
Total investments	4,944.9	5,227.3
Cash and cash equivalents	809.1	651.4
Reinsurance recoverable	329.6	381.7
Premiums receivable	677.5	575.6
Other assets	527.7	365.3

Total assets	7,288.8	7,201.3

LIABILITIES
Losses and loss adjustment expenses	3,070.3	2,946.0
Unearned premiums	810.7	757.6
Other payables	379.2	430.6
Long-term debt	249.5	249.5

Total liabilities	4,509.7	4,383.7

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	2,779.1	2,817.6

Total liabilities and shareholders’ equity	7,288.8	7,201.3

Tangible book value per share	28.85	27.95
Diluted book value per share (treasury stock method)	28.10	27.08

Aspen Insurance Holdings Limited
Summary Consolidated Statements of Income
($ in millions, except share, per share data and ratios)
(Unaudited)

	Three	Three	Twelve	Twelve
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
(in US$ millions)	2008	2007	2008	2007
UNDERWRITING REVENUES
Gross written premiums	435.4	305.0	2,001.7	1,818.5
Premiums ceded	(29.3)	(26.0)	(166.2)	(217.1)

Net written premiums	406.1	279.0	1,835.5	1,601.4
Change in unearned premiums	72.5	144.7	(133.8)	132.2

Net earned premiums	478.6	423.7	1,701.7	1,733.6

UNDERWRITING EXPENSES
Losses and loss expenses	310.6	201.7	1,119.5	919.8
Acquisition expenses	87.5	78.4	299.3	313.9
General and administrative expenses	48.6	56.5	208.1	204.8

Total underwriting expenses	446.7	336.6	1,626.9	1,438.5

Underwriting income	31.9	87.1	74.8	295.1

OTHER OPERATING REVENUE
Net investment income	10.3	80.3	139.2	299.0
Interest expense	(3.9)	(2.9)	(15.6)	(15.7)

Total other operating revenue	6.4	77.4	123.6	283.3

Other income (expense)	(0.5)	(3.8)	(2.1)	(11.9)

OPERATING INCOME BEFORE TAX	37.8	160.7	196.3	566.5
OTHER
Net realized exchange gains	(4.8)	(2.1)	(8.2)	20.6
Net realized investment losses	8.4	(0.8)	(47.9)	(13.1)

INCOME BEFORE TAX	41.4	157.8	140.2	574.0
Income taxes expense	(19.6)	(22.6)	(36.4)	(85.0)

NET INCOME AFTER TAX	21.8	135.2	103.8	489.0
Dividends paid on ordinary shares	(12.3)	(13.3)	(50.2)	(53.0)
Dividend paid on preference shares	(6.9)	(6.9)	(27.7)	(27.7)

Retained income	2.6	115.0	25.9	408.3

Components of net income (after tax)
Operating income	20.5	138.0	151.5	478.6
Net realized and unrealized exchange gains (after tax)	(4.8)	(2.1)	(8.2)	20.6
Net realized investment losses (after tax)	6.1	(0.7)	(39.5)	(10.2)

NET INCOME AFTER TAX	21.8	135.2	103.8	489.0

Loss ratio	64.9%	47.6%	65.8%	53.1%
Policy acquisition expense ratio	18.3%	18.5%	17.6%	18.1%
General and administrative expense ratio	10.2%	13.3%	12.2%	11.8%
Expense ratio	28.5%	31.8%	29.8%	29.9%
Combined ratio	93.4%	79.4%	95.6%	83.0%

Aspen Insurance Holdings Limited
Summary Consolidated Financial Data
($ in millions, except share, per share data and ratios)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December	December	December	December
(in US$ except for number of shares)	31, 2008	31, 2007	31, 2008	31, 2007
Basic earnings per ordinary share
Net income adjusted for preference share dividend	$0.18	$1.48	$0.92	$5.25
Operating income adjusted for preference dividend	$0.17	$1.52	$1.49	$5.14
Diluted earnings per ordinary share
Net income adjusted for preference share dividend	$0.18	$1.44	$0.89	$5.11
Operating income adjusted for preference dividend	$0.17	$1.47	$1.44	$4.99

Weighted average number of ordinary shares outstanding (in millions)	81.485	86.503	82.963	87.808
Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)	83.423	89.211	85.532	90.355

Book value per ordinary share			$28.85	$27.95
Diluted book value per ordinary share (treasury stock method)			$28.10	$27.08

Ordinary shares outstanding at end of the period (in millions)			81.507	85.511
Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)			83.706	88.269

Aspen Insurance Holdings Limited
Summary Consolidated Segment Information
($ in millions except ratios)
(Unaudited)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Gross written premiums
Property Reinsurance	81.5	79.6	589.0	601.5
Casualty Reinsurance	97.7	51.3	416.3	431.5
International Insurance	228.8	149.8	867.8	663.0
U.S. Insurance	27.4	24.3	128.6	122.5

Total	435.4	305.0	2,001.7	1,818.5

Premiums ceded
Property Reinsurance	(1.5)	8.8	24.9	106.5
Casualty Reinsurance	(0.9)	(2.0)	3.4	6.4
International Insurance	26.8	14.6	110.0	72.9
U.S. Insurance	4.9	4.6	27.9	31.3

Total	29.3	26.0	166.2	217.1

Net written premiums
Property Reinsurance	83.0	70.8	564.1	495.0
Casualty Reinsurance	98.6	53.3	412.9	425.1
International Insurance	202.0	135.2	757.8	590.1
U.S. Insurance	22.5	19.7	100.7	91.2

Total	406.1	279.0	1,835.5	1,601.4

Net earned premiums
Property Reinsurance	143.0	132.6	532.4	555.6
Casualty Reinsurance	120.1	119.5	413.5	475.3
International Insurance	190.1	147.7	661.8	597.2
U.S. Insurance	25.4	23.9	94.0	105.5

Total	478.6	423.7	1,701.7	1,733.6

Underwriting profit/(loss)
Property Reinsurance	21.1	33.4	47.0	152.2
Casualty Reinsurance	9.8	4.7	32.7	25.7
International Insurance	(9.4)	43.5	0.5	115.4
U.S. Insurance	10.4	5.5	(5.4)	1.8

Total	31.9	87.1	74.8	295.1

Combined ratio
Property Reinsurance	85.2%	74.8%	91.1%	72.6%
Casualty Reinsurance	92.0%	96.1%	92.0%	94.6%
International Insurance	104.9%	70.5%	99.8%	80.7%
U.S. Insurance	59.0%	77.0%	105.8%	98.3%
Total	93.4%	79.4%	95.6%	83.0%

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Ireland, the United States, the United Kingdom, and Switzerland. For the twelve months ended December 31, 2008, Aspen reported gross written premiums of $2.0 billion, net income of $103.8 million and total assets of $7.3 billion. For more information about Aspen, please visit www.aspen.bm.
Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:
This press release contains, and Aspen’s earnings conference call will contain, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” “estimate,” “may,” “continue,” “guidance,” and similar expressions of a future or forward-looking nature.
All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: the continuing impact of the global financial crisis and credit crunch; a decline in the value of our investment portfolio or a rating downgrade of the securities in our portfolio; changes in prevailing market conditions that could adversely impact the execution of the business plan; in respect of large losses such as hurricane losses, Aspen’s reliance on loss reports received from cedants and loss adjustors, Aspen’s reliance on industry loss estimates and those generated by modeling techniques, any changes in Aspen’s reinsurers’ credit quality, changes in assumptions on flood damage exclusions as a result of prevailing lawsuits and case law, the amount and timing of reinsurance recoverables and reimbursements actually received by Aspen from its reinsurers; the impact that our future operating results, capital position and rating agency and other considerations have on the execution of any capital management initiatives; our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; the impact of any capital management activities on our financial condition; the impact of acts of terrorism and related legislation and acts of war; the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events than our underwriting, reserving or investment practices have anticipated; evolving interpretive issues with respect to coverage after major loss events; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; the effectiveness of Aspen’s loss limitation methods; changes in the availability, cost or quality of reinsurance or retrocessional coverage, which may affect our decision to purchase such coverage; the reliability of, and changes in assumptions to, catastrophe pricing, accumulation and estimated loss models; loss of key personnel; a decline in our operating subsidiaries’ ratings with Standard & Poor’s, A.M. Best Company or Moody’s Investors Service; changes in general economic conditions including inflation, foreign currency exchange rates, interest rates and other factors that could affect our investment portfolio; the number and type of insurance and reinsurance contracts that we wrote at the January 1st and other renewal periods in 2008 and 2009 and the premium rates available at the time of such renewals within our targeted business lines; increased competition on the basis of pricing, capacity, coverage terms or other factors; decreased demand for Aspen’s insurance or reinsurance products and cyclical downturn of the industry; changes in governmental regulations, interpretations or tax laws in jurisdictions where Aspen conducts business; proposed and future changes to insurance laws and regulations, including with respect to U.S. state- and other government-sponsored reinsurance funds and primary insurers; Aspen or its Bermudian subsidiary becoming subject to income taxes in the United States or the United Kingdom; the effect on insurance markets, business practices and relationships of ongoing litigation, investigations and regulatory activity by insurance regulators and prosecutors. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Reports on Form 10-K as filed, and to be filed, with the U.S. Securities and Exchange Commission on February 29, 2008 and in early 2009. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.
In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amount.

Non-GAAP Financial Measures
In presenting Aspen’s results, management has included and discussed certain “non-GAAP financial measures” as such term is defined in Regulation G. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(1) Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Annualized Operating Return on Average Equity 1) is calculated using operating income, as defined below and 2) excludes from average equity, the average after-tax unrealized appreciation or depreciation on investments and the average after-tax unrealized foreign exchange gains or losses and the aggregate value of the liquidation preferences of our preference shares. Unrealized appreciation (depreciation) on investments is primarily the result of interest rate movements and the resultant impact on fixed income securities, and unrealized appreciation (depreciation) on foreign exchange is the result of exchange rate movements between the U.S. dollar and the British pound. Such appreciation (depreciation) is not related to management actions or operational performance (nor is it likely to be realized). Therefore, Aspen believes that excluding these unrealized appreciations (depreciations) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. Average equity is calculated as the arithmetic average on a monthly basis for the stated periods.
Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
See page 28 of Aspen’s financial supplement for a reconciliation of operating income to net income and page 7 for a reconciliation of average equity.
(2) Annualized Operating Return on Average Equity excluding gains or losses from funds of hedge funds (“Adjusted Operating ROE”) is a non-GAAP financial measure. Annualized Operating Return on Average Equity excluding gains or losses from funds of hedge funds 1) is calculated using adjusted operating income, as defined below and 2) excludes from average equity, the average after-tax unrealized appreciation or depreciation on investments and the average after-tax unrealized foreign exchange gains or losses and the aggregate value of the liquidation preferences of our preference shares. Unrealized appreciation (depreciation) on investments is primarily the result of interest rate movements and the resultant impact on fixed income securities, and unrealized appreciation (depreciation) on foreign exchange is the result of exchange rate movements between the U.S. dollar and the British pound. Such appreciation (depreciation) is not related to management actions or operational performance (nor is it likely to be realized). Therefore, Aspen believes that excluding these unrealized appreciations (depreciations) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. Average equity is calculated as the arithmetic average on a monthly basis for the stated periods.
Aspen presents Adjusting Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
See page 30 of Aspen’s financial supplement for a reconciliation of adjusted operating income to net income and page 7 for a reconciliation of average equity.
(3) Operating income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses.
Aspen excludes after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see above and page 28 of Aspen’s financial supplement for a reconciliation of operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(4) Adjusted Operating income is a non-GAAP financial measure. Adjusted operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses, after-tax net foreign exchange gains or losses and excludes after tax net gains or losses from our investments in funds of hedge funds.
Aspen excludes after-tax net realized capital gains or losses, after-tax net foreign exchange gains or losses and after tax net gains or losses from our investments in funds of hedge funds from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see above and page 30 of Aspen’s financial supplement for a reconciliation of adjusted operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(5) Diluted book value per ordinary share is a non-GAAP financial measure. Aspen has included diluted book value per ordinary share because it takes into account the effect of dilutive securities; therefore, Aspen believes it is a better measure of calculating shareholder returns than book value per share. Please see page 26 of Aspen’s financial supplement for a reconciliation of diluted book value per share to basic book value per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.